Exhibit 7.06

December 20, 2006

Dunluce Acquisition Corporation
7984 Georgetown Pike
McLean, Virginia 22102
Attention:  C.J. Brucato and John J. McDonnell, Jr.

Re:                               $335,000,000 First Lien Credit Facilities for                                          (the “Acquisition Borrower”), Transaction Network Services, Inc. (the “US Borrower”) and [Transaction Network Services (UK)] (the “UK Borrower”; the UK Borrower, together with the Acquisition Borrower and the US Borrower, the “Borrowers”) and $130,000,000 Second Lien Facility for the US Borrower

Ladies and Gentlemen:

Dunluce Acquisition Corporation (“You” or “Holdings”) have informed SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc. (the “Arranger”) and SunTrust Bank (SunTrust Bank, together with the Arranger, “SunTrust”) that you and the Acquisition Borrower, a newly formed, wholly owned subsidiary of Holdings, intend to enter into an acquisition agreement (the “Transaction Agreement”) pursuant to which Holdings will acquire (the “Transaction”) TNS, Inc., a Delaware corporation (the “Target”).  In the event that as anticipated the Acquisition Borrower merges with the Target, the Target shall assume all rights and obligations of the Acquisition Borrower hereunder and under the Fee Letter referred to below.   The proceeds of the Credit Facilities shall be used (i) together with the proceeds of an equity capital contribution from [ABRY Partners LLC] (the “Sponsor”; the Sponsor, together with Dunluce Acquisition Corporation, the “Sponsor Entities”) and rollover equity from certain former members of management of the Target, to purchase all of the outstanding shares of capital stock of the Target, (ii) to refinance certain existing indebtedness of the Target and its subsidiaries, (iii) to pay certain costs and expenses relating to such Transaction and (iv) for permitted acquisitions, capital expenditures, working capital and other general corporate purposes.

SunTrust Bank is pleased to commit to provide (a) first lien credit facilities to the Borrowers comprised of a $25,000,000 revolving credit facility in favor of the US Borrower (the “Revolver”) and a $310,000,000 term loan B facility (such term loan B facility, collectively with the Revolver, the “First Lien Facility”) described in the summary of terms and conditions attached as Annex I (the “First Lien Term Sheet”) and (b) a $130,000,000 second lien term loan facility to the US Borrower (the “Second Lien Facility”) described in the summary of terms and conditions attached as Annex II (the “Second Lien Term Sheet” and, collectively with the First Lien Term Sheet, the “Term Sheets”). The First Lien Facility and the Second Lien Facility are collectively referred to as the “Credit Facilities.”  The Credit Facilities shall be subject to the terms and conditions set forth in this letter and in the Term Sheets (collectively, this “Commitment Letter”).

You hereby appoint SunTrust Bank to act, and SunTrust Bank agrees to act, as sole agent for the Credit Facilities, subject to the terms and conditions of this Commitment Letter.  You each also appoint the Arranger to act, and the Arranger agrees to act, as lead arranger and book manager for the Credit Facilities, subject to the terms and conditions of this Commitment Letter.  In consideration for the undertakings and obligations of SunTrust under this Commitment Letter, you agree that SunTrust Bank will act as the sole and exclusive agent for the Credit Facilities, that the Arranger will act as the sole and exclusive arranger and book manager for the Credit Facilities and that no other agents, co-agents or arrangers will be appointed, or other titles conferred, without the prior written consent of the Arranger and you.

A.            Terms and Conditions of the Credit Facilities

The principal terms and conditions of the Credit Facilities shall include those set forth in the Term Sheets and otherwise shall be mutually satisfactory to the Arranger and you.

B.            Syndication

SunTrust Bank reserves the right, before or after the execution of the Loan Documents (as defined below), to syndicate all or a portion of its commitments to one or more financial institutions that will become parties to the Loans Documents pursuant to a syndication to be managed by SunTrust.  You understand that SunTrust will commence such syndication prior to the Closing Date; provided, that any assignment of commitments prior to the Closing Date shall neither reduce the obligations of SunTrust Bank to fund the Credit Facilities pursuant to its commitments hereunder if any assignee fails to fulfill its obligations under any such assignment nor serve to grant or delegate to any other Lender any discretion reserved to SunTrust Bank with respect to the conditions precedent to funding on the Closing Date (it being agreed and understood that the commercial relationship of Holdings, the Borrowers and the Sponsor shall be limited to SunTrust Bank (and not any assignee).  It is understood that SunTrust Bank’s commitments and agreements hereunder are not subject to syndication of the Credit Facilities. As a material inducement to SunTrust Bank’s issuing its commitment hereunder, you hereby agree  to cooperate, and to use commercially reasonable efforts to cause the Borrowers to cooperate, in such syndication process and to take all action as SunTrust may reasonably request to assist the Arranger in forming a syndicate of Lenders.  Your assistance and the Borrowers’ assistance shall include (but not be limited to) using commercially reasonable efforts to (i) making senior management and representatives of the Borrowers and the Sponsor available to participate in meetings with, and to provide information to, potential lenders under the Credit Facilities and ratings agencies, at such reasonable times and places as the Arranger may reasonably request; (ii) using existing lending relationships of the Borrowers and the Sponsor to assist in the syndication process; and (iii) providing to the Arranger all information reasonably deemed necessary by the Arranger to complete the syndication, including an information memorandum with respect to the Credit Facilities, the Borrowers and the Sponsor and pro forma and projected financial statements with respect to the Borrowers and the transactions contemplated by this Commitment Letter (the “Projections”).

Promptly after acceptance by you of the terms of this Commitment Letter and the Fee Letter (as defined below), the Arranger intends to commence syndication of the Credit Facilities to a syndicate of lenders and other investors (collectively, including SunTrust Bank, the “Lenders”).   The Arranger will manage all aspects of the syndication of the Credit Facilities in consultation with SunTrust Bank and you, including the timing of all offers to potential Lenders, the allocation of commitments, and the determination of compensation and titles (such as co-agent, managing agent, etc.) given, if any, to such Lenders.  You agree that no Lender will receive any compensation for its commitment to, or participation in, the Credit Facilities except as expressly set forth in the Term Sheets or the Fee Letter, or as otherwise agreed to and offered by the Arranger; provided, that no such compensation to be paid by you will be offered to any other Lender without your consent.

C.            Fees

The fees payable to SunTrust Bank and the Arranger in connection with their obligations hereunder are set forth in that certain letter agreement dated as of the date hereof, executed by SunTrust Bank and the Arranger and acknowledged and agreed to by the Sponsor Entities (the “Fee Letter”), relating to this Commitment Letter.  The obligations of SunTrust pursuant to this Commitment Letter are subject to the execution and delivery of the Fee Letter by the Sponsor Entities, which Fee Letter constitutes an integral part of this Commitment Letter.

D.            Conditions Precedent

The undertakings and obligations of SunTrust under this Commitment Letter are subject to: (i) the preparation, execution and delivery of loan and security documentation (the “Loan Documents”), including credit agreements incorporating the terms and conditions outlined in this Commitment Letter and otherwise mutually acceptable to the Arranger and you; (ii) since December 31, 2005, and other than matters specifically disclosed in the Target’s public filings with the Securities and Exchange Commission through the date hereof, there shall not have occurred or become known to SunTrust any event, circumstance, development, change or effect that has had or would reasonably be expect to have a Material Adverse Effect(1); (iii) your compliance in all material respects with the terms of this Commitment Letter; (iv) our review and satisfaction in all material respects with the scope and results of all confirmatory legal and accounting due diligence(2); (v) the payment in full of all fees, expenses and other amounts payable hereunder and under the Fee Letter; (vi) a closing of the Credit Facilities on a date (the “Closing Date”) on or prior to June 30, 2007; and (vii) the satisfaction of the other conditions set forth in Annex III hereto; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the Credit Facilities or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations relating to the Target, its subsidiaries and their businesses the making of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made by the Target in the Transaction Agreement, but only to the extent that you have the right to terminate your obligations under the Transaction Agreement as a result of a breach of such representations in the Transaction Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the definitive documentation for the Credit Facilities shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions set forth herein (including the Annex III hereto) and in the Term Sheets are satisfied (it being understood that, to the extent any collateral (other than the pledge and perfection of the security interests in the capital stock of subsidiaries held by Holdings, the US Borrower and the Guarantors (as defined in Annex I) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall be required to be delivered after

(1)             Discuss conformity to Equity Letter MAC.

(2)             Condition expected to be removed prior to final execution of this Commitment Letter.

the Closing Date pursuant to arrangements and timing to be mutually agreed)).  For purposes hereof, “Specified Representations” means the representations and warranties set forth herein and in the Term Sheets relating to corporate existence, power and authority, the enforceability of the definitive documentation for the Credit Facilities, Federal Reserve margin regulations, the Investment Company Act, solvency, no conflicts, and status of the Credit Facilities as senior debt. All conditions to the commitments of SunTrust Bank hereunder are set forth in this Commitment Letter and in Annex III hereto.

E.             Clear Market.

To ensure an orderly and effective syndication of the Credit Facilities, you agree (individually and on behalf of the Borrowers) that until the earlier of (i) termination of this Commitment Letter and (ii) successful syndication, as defined in the Fee Letter, you will not, and will not cause or permit the Borrowers or their respective subsidiaries to, arrange, sell, syndicate or issue, attempt to arrange, sell, syndicate or issue, announce or authorize the announcement of the arrangement, sale, syndication or issuance of, or engage in discussions concerning the arrangement, sale, syndication or issuance of, any competing debt facility or debt security (including any renewals thereof) except with the prior written consent of the Arranger.

F.             Representations/Information

(a)           You represent and warrant to SunTrust that to your knowledge (i) all information that has been or will be made available to SunTrust by the Sponsor Entities, the Target or subsidiaries of the Target or any representatives of the foregoing in connection with the transactions contemplated by this Commitment Letter (other than the Projections) (the “Information”) is or will be, when furnished, when taken as a whole, complete and correct in all material respects and does not or will not, when furnished, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or will be made, (ii) the Projections have been or will be prepared in good faith based upon reasonable assumptions and (iii) this Commitment Letter has been duly authorized, executed and delivered by you.  You agree to supplement, or cause to be supplemented, the Information and the Projections from time to time so that the representation and warranty contained in this clause (a) remains correct.  In issuing the commitments and undertakings hereunder and in arranging and syndicating the Credit Facilities, SunTrust Bank and the Arranger are relying on the accuracy of the Information and the Projections without independent verification thereof.

(b)           Upon the request of SunTrust you will (i) provide, or use commercially reasonable efforts to cause the Target and its subsidiaries to provide, all information reasonably requested to assist the Arranger and each Lender in their evaluation of the transactions contemplated by this Commitment Letter, (ii) provide to the Arranger, or use commercially reasonable efforts to cause the Target and its subsidiaries to provide to the Arranger,  Information, Projections, and marketing materials and presentations (collectively, the “Informational Materials”) and assist in the preparation of materials to be used in connection with marketing and presentation of the Credit Facilities, (iii) designate Informational Materials (A) that are either available to the public or not material with respect to the Target, the other Borrowers and their subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (B) that are not Public Information as “Private Information”, and (iv) you shall have the sole responsibility to review the Informational Material, which the Arranger shall make available to you, and to confirm or designate to the Arranger and any Lender, Informational Material as Public Information or Private Information.

(c)           SunTrust will make available the Informational Materials, marketing materials and presentations to the potential Lenders by posting on Intralinks or by other comparable electronic means (collectively, the “Electronic Means”).  Potential Lenders, who identify themselves as “public lenders” for the purpose of compliance with securities laws, may choose not to receive Private Information and potential Lenders who determine that they are permitted for purpose of compliance with securities laws to receive Private Information, and who have identified themselves as such, may access Private Information.

(d)           You authorize the Arranger and its affiliates, including SunTrust Bank, to share with each other, on a confidential basis, and to use, credit and other confidential or non-public information regarding the Target and its subsidiaries to the extent permitted by applicable laws and regulations and for the sole purpose of performing their obligations under this Commitment Letter and the Credit Facilities.

G.            Indemnities, Expenses, Etc.

1.             Indemnification.  Each of the Sponsor Entities jointly and severally agrees to indemnify and hold harmless the Arranger, SunTrust Bank, each other Lender, their respective affiliates and their respective directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities or other expenses (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by you, the Sponsor, any third party or by the Target or any of its affiliates, insofar as such Losses arise out of or in any way relate to or result from this Commitment Letter, the Fee Letter, the Credit Facilities and other transactions contemplated by this Commitment Letter or the use or proposed use of the proceeds of the Credit Facilities, including, without limitation, (i) all Losses arising out of any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto) and (ii) Losses that arise out of untrue statements made or statements omitted to be made by you, the Target or any of its subsidiaries, or with your consent or the consent of the Target or its subsidiaries in conformity with your actions or omissions or those of the Target or its subsidiaries), in each case whether or not such Indemnified Person is a party to any such proceeding and whether or not you, the Sponsor, the Target or any of its affiliates is bringing the claim against an Indemnified Party; provided that you shall not be liable pursuant to this indemnity for any Losses (x) to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Losses resulted from the gross negligence or willful misconduct of such Indemnified Person or (y) resulting from a claim brought by you against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder.  None of the Indemnified Persons shall be liable to you, the Sponsor, your or their affiliates or any other person for any indirect, consequential or punitive damages that may be alleged as a result of this Commitment Letter or any element of the transactions contemplated hereby or in respect of transmission of Informational Materials by Electronic Means.

2.             CONSEQUENTIAL DAMAGES.    NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO YOU OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF THIS COMMITMENT LETTER, THE FEE LETTER, THE CREDIT FACILITIES OR ANY OF THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED BY THIS COMMITMENT LETTER.

3.             Expenses.  In further consideration of the commitments and undertakings of SunTrust hereunder, and recognizing that in connection herewith SunTrust will be incurring certain costs and expenses (including, without limitation, fees and disbursements of counsel, and costs and expenses for due diligence, syndication, transportation, duplication, mailings, messenger services, dedicated web page on the internet for the transactions contemplated by this Commitment Letter, appraisal, audit and insurance), each of the Sponsor Entities hereby jointly and severally agrees to pay, or to reimburse SunTrust on demand for, all such reasonable costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated.  Each of the Sponsor Entities also jointly and severally agrees to pay all costs and expenses of SunTrust (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder.

H.            Special Disclosure

The Arranger is a wholly owned subsidiary of SunTrust Banks, Inc. (“STBI”) and an affiliate of SunTrust Bank.  The Arranger is a broker/dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation (“SIPC”).  Although it is a subsidiary of STBI, the Arranger is not a bank and is separate from SunTrust Bank or any banking affiliate of SunTrust Bank.  The Arranger is solely responsible for its contractual obligations and commitments.  Securities and financial instruments sold, offered, or recommended by the Arranger are not bank deposits, are not insured by the Federal Deposit Insurance Corporation, SIPC or any governmental agency and are not obligations of or endorsed or guaranteed in any way by any bank affiliated with the Arranger or any other bank unless otherwise stated.

I.              Miscellaneous

1.             Effectiveness.  This Commitment Letter shall constitute a binding obligation of SunTrust for all purposes immediately upon the acceptance hereof by the Sponsor Entities in the manner specified below. Notwithstanding any other provision of this Commitment Letter, the commitments and undertakings of SunTrust set forth herein shall not be or become effective for any purpose unless and until this Commitment Letter and the Fee Letter shall have been accepted by the Sponsor Entities in the manner specified below.

2.             Acceptance by you.  If you agree with the foregoing, each of you and the Sponsor shall sign and return the enclosed copy of this Commitment Letter and Fee Letter by fax and overnight courier service to

SunTrust Capital Markets, Inc.

303 Peachtree Street, 24th Floor

Atlanta, GA  30308

Attention:      Todd Koetje

Fax:                 (404) 827-6514

3.             Termination.  Unless this Commitment Letter and the Fee Letter have been executed by the Sponsor Entities and delivered to SunTrust prior to 5:00 p.m., Atlanta, Georgia time, on January 10, 2007, the commitments and obligations of SunTrust under this Commitment Letter shall terminate on such date.  If this Commitment Letter and the Fee Letter executed and delivered to the Arranger in accordance with the preceding sentence, this Commitment Letter, and the commitments and obligations of SunTrust under this Commitment Letter, shall terminate on June 30, 2007, unless definitive credit agreements, note purchase agreements and other legal documents related to the Credit Facilities have been executed and delivered on or prior to such date.    Furthermore, by acceptance of this Commitment Letter, any other commitments outstanding with respect to the Credit Facilities by SunTrust will be terminated.

4.             No Third-Party Beneficiaries.  This Commitment Letter is solely for your benefit, the benefit of SunTrust and the Indemnified Persons; no provision hereof shall be deemed to confer rights on any other person or entity.

5.             No Assignment; Amendment.  This Commitment Letter and the Fee Letter may not be assigned by either of the Sponsor Entities to any other person or entity, but all of the obligations of the Sponsor Entities hereunder and under the Fee Letter shall be binding upon the successors and assigns of the Sponsor Entities.  This Commitment Letter and the Fee Letter may not be amended or modified except in writing executed by each of the parties hereto.

6.             Use of Name and Information.  You agree that any references to SunTrust or any of its affiliates made in connection with the Credit Facilities are subject to the prior approval of SunTrust, which approval shall not be unreasonably withheld.  SunTrust shall be permitted to use information related to the syndication and arrangement of the Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications; including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense, subject to your review and consent (such consent not to be unreasonably withheld).

7.             GOVERNING LAW.  THIS COMMITMENT LETTER AND THE FEE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

8.             WAIVER OF TRIAL BY JURY.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF YOU AND SUNTRUST WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY OTHER DOCUMENTS CONTEMPLATED HEREBY.  Each of the Sponsor Entities irrevocably and unconditionally submits to the exclusive jurisdiction of any state court in the State of New York or the United

States District Court for the Southern District of New York for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.  Service of any process, summons, notice or document may be made by registered mail addressed in accordance with paragraph 11. immediately below.  Each of the Sponsor Entities and SunTrust irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Sponsor Entities or SunTrust are or may be subject, by suit upon judgment.

9.             Survival.  The obligations and agreements of the Sponsor Entities, as applicable, contained in Section G and paragraphs 4, 6, 7, 8 and 10 of this Section I shall survive the expiration and termination of this Commitment Letter.  In addition, the obligations and agreements in the Fee Letter shall survive termination of this Commitment Letter and the Closing Date.

10.           Confidentiality.  The Sponsor Entities will not disclose or permit disclosure of this Commitment Letter, the Fee Letter or the contents of the foregoing to any person or entity (including, without limitation, any Lender other than SunTrust), either directly or indirectly, orally or in writing, except (i) to the Sponsor Entities’ affiliates, officers, directors, employees, agents, accountants, legal counsel and advisors who are directly involved in the transactions contemplated hereby, in each case on a confidential basis, (ii) you or Holdings may file this Commitment Letter with the SEC or (iii) as required by law (in which case you agree to inform SunTrust promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and their terms and substance) after this Commitment Letter has been accepted by you.  SunTrust hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies you, which information includes the name, address, tax identification number and other information regarding you that will allow SunTrust to identify you in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for SunTrust and its affiliates.

The Arranger and SunTrust Bank each agree not to disclose any information provided to it by you in connection with the transactions contemplated hereby (other than to their officers, employees, accountants, directors, legal counsel, agents, affiliates, advisors or representatives or potential or actual syndicate members, on a confidential basis) except such information that (a) is compelled in a judicial or administrative proceeding or as otherwise required by law (in which case the relevant party agrees to inform you promptly thereof), (b) has been publicly disclosed other than in breach of this letter, (c) is available to the Arranger or SunTrust Bank on a non-confidential basis from a source other than you, (d) was available to SunTrust Bank or the Arranger on a non-confidential basis prior to its disclosure by you, or (e) with your prior written consent.

11.           Notices.  Any notice given pursuant to any of the provisions of this Commitment Letter shall be in writing and shall be mailed or delivered (i) if to you or the Sponsor, at the addresses set forth on page one of this Commitment Letter to the attention of C.J. Brucato and (ii)

if to SunTrust Bank or STRH, at the offices of STRH, of 303 Peachtree Street, 24th Floor, Atlanta, GA  30308, Attention: Todd Koetje.

12.           Severability of Provisions.  Any provision of this Commitment Letter which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

13.           Counterparts.  This Commitment Letter and the Fee Letter may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.  Delivery of a counterpart hereof via facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

14.           Entire Agreement.  Upon acceptance by the Companies as provided herein, this Commitment Letter and the Fee Letter referenced herein shall supersede all understandings and agreements between the parties to this Commitment Letter in respect of the transactions contemplated hereby.

15.           US Dollars.  As used herein and in the Fee Letter, “$” shall mean the legal currency of the United States of America.

16.           Conflicts; No Agency Relationship.  The Sponsor Entities hereby acknowledge (i) that the Arranger, SunTrust Bank and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which the Sponsor Entities or the Target may have conflicting interests and (ii) that SunTrust has no obligation to use in connection with the transactions contemplated herein, or to furnish to you, confidential information obtained by SunTrust from other persons.  The Sponsor Entities further acknowledge that (a) SunTrust is not acting as an agent, partner, joint venturer or fiduciary for you or the Target in connection with the Credit Facilities and both you and the Target have the capacity to evaluate and negotiate the terms of the Credit Facilities on an arms’ length basis and (b) SunTrust may act as a principal in various aspects of the Credit Facilities.  SunTrust will not use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by it of services for other companies.

[Signatures continued on following page]

We look forward to working with you on this important transaction.

Very truly yours,

SUNTRUST BANK

By:	/s/ Timothy M. O’Leary
Name: Timothy M. O’Leary
Title: Director

SUNTRUST CAPITAL MARKETS, INC.

By:	/s/ John N. Gregg, Jr.
Name: John N. Gregg, Jr.
Title: Managing Director

ACCEPTED AND AGREED

this       day of December, 2006:

DUNLUCE ACQUISITION CORPORATION

By:
Name:
Title:

ANNEX III
CLOSING CONDITIONS

[Capitalized terms used in this Annex but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex is attached]

(1)

Delivery of duly executed payoff letters, in form and substance reasonably satisfactory to Agent, executed by each lender holding indebtedness to be refinanced at closing, together with all releases, terminations or other documents reasonably required by Agent to evidence the payoff of such indebtedness.

(2)

Delivery of certificate or articles of incorporation, material good standing certificates and certified copies of other organizational documents, including bylaws, necessary authorizing resolutions, and incumbency certificates for the Borrowers and all guarantors.

(3)

Delivery of customary favorable opinion of counsel for the Borrowers (including an opinion from UK counsel with respect to the UK Borrower) and all guarantors, including local counsels where reasonably requested by the Agent.

(4)	Delivery of a duly executed customary closing certificate, notice of initial borrowing and funds disbursement instructions.

(5)

Delivery of material governmental approvals, authorizations, registrations, or filings required to be made or obtained by the Borrowers and all guarantors in connection with the Credit Facilities and each transaction being financed with the proceeds of the Credit Facilities, and such governmental approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired.

(6)

Receipt  by the Agent of (i) the consolidated and consolidating financial statements of the Borrowers and their subsidiaries for the fiscal year ended 2006, including balance sheets, income and cash flow statements audited, to the extent audited statements are available, by independent public accountants of recognized national standing and prepared in conformity with GAAP and (ii) a pro forma consolidated balance sheet of the Target and its subsidiaries as of, and a pro forma statement of operations of the Target and its subsidiaries for, the most recent four fiscal quarter period ending prior to the Closing Date for which financial statements are available, in each case adjusted to give effect to the consummation of the Transaction and the funding of the Credit Facilities as if such transactions, with respect to the pro forma balance sheet, had occurred on such date or with respect to the pro forma statements of operations, had occurred on the first day of such four quarter period.

(7)

Delivery of customary certificate of insurance issued on behalf of insurers of the Borrowers and all guarantors, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrowers and all guarantors, naming Agent as additional insured and loss payee, as appropriate.

(8)	Evidence that the second lien debt has been invested in the US Borrower in an amount and under terms and conditions reasonably satisfactory to Agent and Arranger.

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(9)

Evidence that Holdings and/or the Acquisition Borrower shall have received cash proceeds from contributions in respect of its common equity by the Sponsor Entities and certain former members management shall have retained rollover equity in the Target which together shall comprise not less than 25% of the pro forma total capitalization of the Target after giving effect to the Transaction, in each case under terms and conditions reasonably satisfactory to Agent and Arranger.

(10)

Evidence satisfactory to the Agent and the Arranger that as of the Closing Date after giving effect to the Transaction and the Credit Facilities, (i) the first lien leverage ratio of the Target and its subsidiaries on a consolidated basis is less than 4.25:1.00 and (ii) the total leverage ratio of the Target and its subsidiaries on a consolidated basis is less than 6.00:1.00 each based on the pro forma EBITDA as of the most recently ended four fiscal quarter period for which financial statements are available, subject to certain adjustments to be agreed upon.

(11)

The Transaction shall have been consummated in accordance with applicable law in all material respects and on terms reasonably satisfactory to the Arranger.  The Transaction Agreement shall be in the form of the draft thereof dated [         ], 2007 and provided to the Arranger and all related material documentation shall have reasonably satisfactory (to the Arranger) terms and conditions, and no provision of such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect in a manner materially adverse to the Lenders without approval of the Arranger.

(12)	Delivery of material lien searches.
(13)	Delivery of a customary solvency certificate by the chief accounting officer of the Target on behalf of the Target as to the solvency of the Target and its subsidiaries, on a consolidated basis.

(14)

The Borrowers shall have used their commercially reasonable efforts to obtain corporate ratings and ratings of the Credit Facilities from both of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) with respect to the capital structure after giving effect to the Transaction and the funding of the Credit Facilities.

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